ARTICLES OF AMENDMENT

OF

WIZZARD SOFTWARE CORPORATION

THE UNDERSIGNED President of Wizzard Software Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Colorado, does hereby certify:

1.

The name of the Corporation is “Wizzard Software Corporation.”

2.

Article I of the Corporation’s Articles of Incorporation is being amended to change the name of the Corporation to “FAB Universal Corp.”

3.

Accordingly, the text of Article I of the Corporation’s Articles of Incorporation is hereby amended to read as follows:

ARTICLE I

Name

The name of this Corporation is “FAB Universal Corp.”

The foregoing amendment to the Corporation’s Articles of Incorporation was adopted by the Board of Directors and by the common stockholders at a duly-called meeting held on the 30th day of July, 2012.  The number of shares voted in favor of such amendment was sufficient for approval.

In witness whereof, I Christopher J. Spencer, the President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that I have examined the statements contained herein and that such statements are true and correct as of this 26th day of September, 2012.

WIZZARD SOFTWARE CORPORATION

By /s/Christopher J. Spencer

Christopher J. Spencer, President